Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Feel Golf Receives Investment from Accredited Investor

March 28, 2010, Monterey, CA — Feel Golf Company, Inc., (OTCBB: ‘FEEL’) announced today that it closed on a private funding with an accredited investor that provides the Company with additional working capital to further the Company’s operations.  With the investment, the Company currently has 49,592,055 common shares outstanding.

“We are pleased to announce this funding to our shareholders,” stated Lee Miller, CEO of the Feel Golf.  “The funding provides additional working capital for the Company to maintain its operations, as well as capital for marketing to further promote the Full Release™ Performance Grip in planned TV media beginning next month in April.”

The Full Release Performance Grip is the world’s # 1 reverse taper golf grip and was named “Top Discovery” at the International PGA Merchandise Show in Orlando, FL, when it was first introduced to the market. More than 2 million grips have been sold worldwide since the grips’ introduction.

“We believe with the Full Release™ Performance Grip can become the next revolutionary change in golf”, stated Greg Cottingham, PGA Member and the Company’s General Manager. “With the Full Release™ Performance grips’ better performance in both distance and accuracy over traditional taper golf grips - as independently tested by PGA Tour Partners - and its better ergonomics or “feel” to a golfer, we believe with additional marketing and branding, more golfers will realize this grip can significantly help them improve their game. Further, we believe our grips add significant value to any golfer in today’s economy. A new driver can cost upwards of $500 versus 13 Full Release™ Performance Grips that cost < $100. You can improve your game with every club and your bag – whether off the tee or in the fairway.”

The planned TV and media campaign is set for the unofficial start of the golf season - the start of The Masters in April – the first major of the year and when temperatures start to rise in the Northeast allowing for play to begin at local courses. TV media begins airing nationally in April, and will continue - introducing the Full Release™ Performance Grip to the general golfing public.

The Company will be airing 30 and 60 second TV commercials as well as their 30 minute infomercial on most major cable channels.  The campaign is directed at retail support for regional and local stores and major retailers.

Feel Golf Company, Inc, is a small public company whose shareholders include PGA Members, and is based in Monterey County, California, home of the famed Pebble Beach Golf Links. For more information about the Feel Golf Company, Inc., or their great lineup of products, visit their website at www.feelgolf.net or call 877-934-7387.

Media members interested in testing the new Full Release™ Performance Grip or any of the Feel Golf products for an editorial review should contact Joe Wieczorek of The Media Group at (847) 956-9090 or via e-mail at joe@themediagroupinc.com

SAFE HARBOR STATEMENT

Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements